Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone	(441) 292-8515
Fax	(441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD APPOINTS IRENE M. ESTEVES AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda – May 3, 2010 – XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today the appointment of Irene M. Esteves as Executive Vice President and Chief Financial Officer.  Ms. Esteves will join the Company on May 17.

Ms. Esteves, who has more than 20 years of experience in financial, strategic M&A and investment risk management at US and global companies, will assume CFO responsibilities from Simon Rich, XL’s Corporate Controller, who is also serving as Interim Chief Financial Officer.  Ms. Esteves will report to XL’s Chief Executive Officer, Mike McGavick, and will serve on XL’s Leadership Team.

Most recently Ms. Esteves held the position of Senior Executive Vice President & Chief Financial Officer of Regions Financial Corporation, one of the US’ largest commercial and retail banks. Ms. Esteves’ accomplishments at the bank include completing a successful $2 billion capital raise and raising over $5 billion in long-term debt and trust preferreds to solidify the firm’s liquidity position and prudently finance its balance sheet.   Prior to Regions, Ms. Esteves was Senior Vice President & Chief Financial Officer of Wachovia Corporation’s Capital Management Group. From 1997 to 2004 Ms. Esteves was the Chief Financial Officer of Putnam Investments in Boston, Massachusetts. Earlier, Ms. Esteves was Vice President Corporate Strategy, Controller and Head of International Finance at Miller Brewing Company, Inc. in Milwaukee, Wisconsin. Ms. Esteves began her career with S.C. Johnson & Son, Inc. in Racine, Wisconsin, where she held finance and business development roles of increasing responsibility.

Ms. Esteves has a Masters of Management degree with highest honors from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree from the University of Michigan School of Business.

Commenting on Ms. Esteves’ XL appointment, Mr. McGavick said: “We are thrilled to have Irene join XL. Out of many extraordinary candidates for this position, Irene offers the perfect balance of technical experience, global expertise, and strategic vision. These attributes as well as her broad-based financial and strategic management knowledge and experience make her, I believe, the perfect choice for CFO and a welcomed addition to XL’s Leadership Team.

“We are also grateful to Simon Rich for admirably performing in two significant roles. His willingness to assume the CFO duties and responsibilities in addition to serving as Corporate Controller speaks volumes of his commitment to XL and the high regard in which he is held by his colleagues.”

XL Capital Ltd, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

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